EXHIBIT 11

                     CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                      FISCAL YEAR ENDED
                                                         OCTOBER 31,
                                              -------------------------------
                                               1997        1996        1995
                                               ----        ----        ----
                                                   (AMOUNTS IN THOUSANDS,
                                                    EXCEPT PER SHARE DATA)

Net income                                    $6,222      $2,960      $1,402
                                              ======      ======      ======

Weighted average common and common
    equivalent shares:
       Common Stock                            7,318       4,624       3,802

Stock options (treasury stock method)            446         184         146

Cheap stock (treasury stock method)              --           23          46
                                              ------      ------      ------
Weighted average common and common
    equivalent shares                          7,764       4,831       3,994
                                              ------      ------      ------
Net income per common share                    $0.80       $0.61       $0.35
                                              ======      ======      ======

Computed on a basis as described in Note 2 of the Notes to Consolidated Financial Statements.